UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

(Mark One)
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
OF 1934

Date of report May 30, 2001

Commission file number 0-25135

REDDING BANCORP

(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	94-2823865 (I.R.S. Employer Identification No.)

1951 Churn Creek Road Redding, Bancorp (Address of principal executive offices)	96002 (Zip Code)

Registrant’s telephone number, including area code: (530) 224-3333

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:
Common Stock, no par value per share

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [   ]

Indicate the number of shares outstanding of each of the issuer’s class of common stock, as of the latest practicable date. May 30, 2001: 2,830,011

Item 2. Acquisition or Disposition of Assets.
Item 5. Other Events
SIGNATURES

Item 2. Acquisition or Disposition of Assets.

On March 22, 2001, Redding Bank of Commerce, the primary subsidiary of Redding Bancorp, located at 1951 Churn Creek Road, Redding California executed a Branch Purchase and Assumption Agreement with FirstPlus Bank, located at 18302 Irvine Blvd. Tustin, California. The agreement provides for the purchase of the deposit liabilities, assumption of the lease, and purchase of certain fixed assets at net book value of the Citrus Heights office of FirstPlus Bank, located at 6950 Sunrise Blvd. Citrus Heights, California 95610.

The purchase and assumption agreement was approved by the FDIC on May 22, 2001 and the Department of Financial Institutions on May 24, 2001. The transaction may not be consummated before the fifteenth calendar day following the date of approval. The scheduled consummation date is June 15, 2001.

The purchase consists of approximately 884 deposit accounts of which 165 are savings and the balance are time certificates of deposit, totaling $34 million at April 30, 2001. The deposits are relationships in the common market area of Citrus Heights and Roseville, California where Redding Bank of Commerce has another full service office. The assumption includes the leased facility located at 6950 Sunrise Blvd. Citrus Heights, California 95610. The facility is approximately 4,982 square feet and the monthly rent is $3,240. The lease expires on March 5, 2009.

The purchase offer includes a deposit premium of 2.37% of the deposit liabilities on the date of close. The premium was determined by using branch acquisition modeling techniques and assumed rates of deposit retention and growth, amortization of the deposit premium over ten years, while providing a target return on investment to shareholders. Management believes that the assumptions used to calculate the premium were reasonable. If deposits remain at $34 million, the expected premium will be $805,800.

Redding Bank of Commerce will finance the acquisition from its existing capital. There are no plans to raise additional equity or to incur debt to complete this transaction.

There is no relationship between Redding Bank of Commerce and FirstPlus Bank or any of its affiliates, any director or officer of the registrant or any associate of any such director or officer.

A copy of the Purchase and Assumption agreement was previously filed in Form 8-K dated April 6, 2001.

Item 5. Other Events

Press release for the following (article attached):

Redding Bancorp President announces purchase of Citrus Heights office of FirstPlus Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Linda J. Miles By: Linda J. Miles Executive Vice President & Chief Financial Officer

Redding Bancorp (RDDB)
Press Release

For information contact: Michael C. Mayer, President & CEO Phone (530) 244-8106, or Linda J. Miles, Chief Financial Officer Telephone (530) 224-7318 www.reddingbankofcommerce.com/portal

REDDING BANCORP PRESIDENT ANNOUNCES PURCHASE OF CITRUS HEIGHTS OFFICE OF FIRSTPLUS BANK

For immediate release:

Redding, California, May 25, 2001/PRNewswire— Michael C. Mayer, President & CEO of Redding Bancorp (OTCBB: RDDB), a $260 million in assets financial services holding company, and parent company of Redding Bank of Commerce, today announced regulatory approval for the purchase of the Citrus Heights office of FirstPlus Bank.

On March 22, 2001, the Company executed a branch purchase and assumption agreement with FirstPlus Bank, located at 18302 Irvine Blvd. Tustin, California. The agreement provides for the purchase of deposit liabilities and assumption of the lease of the Citrus Heights office of FirstPlus Bank. As Of December 31, 2000, deposits of the Citrus Heights office totaled $34 million.

Redding Bank of Commerce owns and operates two full-service banking facilities in Redding and one full-service banking facility under the name of Roseville Banking Center located at 1548 Eureka Road in Roseville, California. This acquisition provides funding opportunities to accelerate an increase in our market share and growth in the Roseville/Sacramento area. The Citrus Heights office will open and operate under the name of Roseville Banking Center at Sunrise. The office will offer a full line of financial services to the community of Citrus Heights. The FirstPlus staff at Citrus Heights will join the team of professionals at RBC.

“We have been in the lending business in Citrus Heights since 1988”; says Mr. Mayer, “We are very pleased to increase our commitment to this community. Our Company has a method of providing customized personal service that we know will be well received. Citrus Heights, and the surrounding area, is a vibrant market and we are all anxious and proud to be more involved”.

The office is located at 6950 Sunrise Blvd. Citrus Heights, California 95610.

www.rosevillebankingcenter.com/portal

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